EXHIBIT 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT OF
LAS VEGAS GAMING, INC.
A Nevada Corporation

This AGREEMENT is made between Las Vegas Gaming, Inc., having its principal place of business at 4000 W Ali Baba Lane, Ste D, Las Vegas, Nevada 89118 (hereinafter referred to as "Company"), and _____________ (hereinafter referred to as "Optionee").

1.  Option Granted

Company hereby grants Optionee an option to purchase __________ Non-Qualified Shares of Las Vegas Gaming, Inc. Common Stock at a purchase price of $_____ per share.  Optionee shall be entitled to exercise this option ____% immediately and ____% thereafter for each year through _____. Upon termination of employment, for any reason, any unexercised portion of this option, other than shares that Optionee would have been entitled to purchase at the time of such termination, shall be cancelled and not available for purchase by Optionee.

2.  Time of Exercise of Option

Optionee may exercise the option granted herein at any time, and from time to time, until termination of the option as provided herein, so long as at all times, beginning with the date of the grant of this option and ending 3 months prior to the date of exercise, or 12 months prior to the date of exercise if the Optionee is disabled within the meaning of Internal Revenue Code Section 22(e)(3), Optionee remains employed. For purposes of this agreement, "employment" means that Optionee is employed by Company, a parent or subsidiary corporation of Company, or a corporation, or a parent or subsidiary corporation of such a corporation issuing or assuming a stock option in a transaction to which Internal Revenue Code Section 425(a) applies.

3.  Method of Exercise

This option shall be exercised by written notice delivered to Company at its principal place of business, stating the number of shares for which the option is being exercised. The notice must be accompanied by a check or other method of payment acceptable to Company for the amount of the purchase price.

4.  Capital Adjustments

(a)
The existence of this option shall not affect in any way the right or power of Company or its stockholders to: (1) make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Company's capital structure or its business;  (2) enter into any merger or consolidation; (3) issue any bonds, debentures, preferred or prior preference stocks ahead of or affecting the common stock or the rights thereof, (4) issue any securities convertible into any common stock, (5) issue any rights, options, or warrants to purchase any common stock, (6) dissolve or liquidate Company, (7) sell or transfer all or any part of its assets or business, or (8) take any other corporate act or proceedings, whether of a similar character or otherwise.

(b)
The shares with respect to which this option is granted are shares of the common stock of Company as presently constituted, but if and whenever, prior to the delivery by Company of all the shares of the stock with respect to which this option is granted, Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the stock outstanding without receiving compensation therefore in money, services, or property, the number of shares of stock then remaining subject to this option shall: (1) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced; or (2) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

5.  Merger and Consolidation

(a)
Following the merger of one or more corporations into Company or any consolidation of Company and one or more corporations in which Company is the surviving corporation, the exercise of this option shall apply to the shares of the surviving corporation.

(b)
Notwithstanding any other provision of this agreement, this option shall terminate on the dissolution or liquidation of Company, or on any merger or consolidation in which Company is not the surviving corporation.

6.  Transfer of this Option

During Optionee's lifetime, this option shall be exercisable only by Optionee. This option shall not be transferable by Optionee other than by the laws of descent and distribution upon Optionee's death. In the event of Optionee's death during employment or during the applicable period after termination of employment specified in Paragraph 2 above, Optionee's personal representatives may exercise any portion of this option that remains unexercised at the time of Optionee's death, provided that any such exercise must be made, if at all, during the period within one year after Optionee's death, and subject to the option termination date specified in Paragraph 7(c) below.

7.  Termination of Option

This option shall terminate on the earliest of the following dates:

(a)	The expiration of three months from the date of Optionee's termination of employment, as defined in Paragraph 2 above, except for termination due to death or permanent and total disability;

(b)
The expiration of 12 months from the date on which Optionee's employment, as defined in Paragraph 2 above, is terminated due to permanent and total disability, as defined in Internal Revenue Code Section 22(e)(3); or

(c)	10 years from the date hereof.

8.  Rights as Shareholder

Optionee will not be deemed to be a holder of any shares pursuant to the exercise of this option until he or she pays the option price and a stock certificate is delivered to him or her for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is delivered.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of ___________, 200___.

COMPANY:

LAS VEGAS GAMING, INC.

_____________________________________
Its:

OPTIONEE:

_____________________________________